Exhibit 4.37

Türkmenistanyň Aragatnaşyk Ministrligi

LICENSE #164

The Ministry of Communication of Turkmenistan
According to the Law of Turkmenistan
“About Communication”
Permits activity in the field of communication to the

“Barash Communication Tehnologies, Inc” USA
“Barash Communication Tehnologies, Inc” through branch
in Turkmenistan

Legal branch address: Ashgabat, the Hero of Turkmenistan
A.Niyazova str., 104

Kind of activity: “Rendering of cellular and paging services”

The conditions of realization of the present kind of activity which is an integral part of the present license are given in the
Appendix

Period of validity of license	from 01st of Baydak-month (February) 2005
till 01st of Baydak-month (February) 2006

Starting period the rendering of services:	not later on 01st of Baydak -month (February) 2005

Day of entry:	31st of Turkmenbashy-month (January) 2005

Minister of Communication
of Turkmenistan	R.A.Hodjakurbanov

Appendix to the
License # 164

MINISTRY OF COMMUNICATION
OF TURKMENISTAN

The conditions of realization the activity in
accordance with the license #164

1.                  Licensee is obliged:

1.1.         To operate by rendering of cellular and paging services appropriate on quality to the existing legislation in Turkmenistan and normative acts accepted by the Ministry of Communication of Turkmenistan, to the requirements of international standard, and also contract terms.

1.2.         To observe during use of radio facilities the Radio Regulations of the International Telecommunication Union and Law of Turkmenistan “About communication” and law “About radio -frequency spectrum”.

1.3.         To stop rendering of services, which constitute a menace to safety of the state or contravene its laws, break the public peace.

1.4.         To give the statistical reporting on communication to the Ministry of Communication of Turkmenistan in accordance with the established by “Turkmenmillihasabat” the National institute of state statistics and forecasting of Turkmenistan by the order.

1.5.         To carry out the activity in accordance with the existing legislation of Turkmenistan and normative acts accepted by the Ministry of Communication of Turkmenistan.

1.6.         To observe the legislations of Turkmenistan, ecological, sanitary-and-epidemiological, hygienic, fire-prevention norms and regulations, regulation “About licensing activity in the field of communication“.

2.                  Licensee gives to the Ministry of Communication of Turkmenistan the information on an applicable fare for rendering services by licensee and also informs in case of their changes within two weeks.

3.                  All questions of interaction with public networks are adjusted by the separate contracts concluded with the local telecommunication enterprises.

4.                  The splicing networks of the licensee with a public networks is authorized only in the presence of the certificate of conformance for a splicing the equipment with a public network confirmed by Ministry of Communication of Turkmenistan, on basis of specifications which are given out by the local telecommunication enterprises, or in some cases, by Ministry of Communication of Turkmenistan.

5.                  Licensee carries out a creation of communication networks under the projects, coordinated with the Ministry of Communication of Turkmenistan and provides its operation in accordance with the rules and other normative acts of the Ministry of Communication of Turkmenistan.

6.                  The owners in accordance with established procedure in the Slate Inspection for Supervision of the Radio Frequency Spectrum Use at the Ministry of Communication of Turkmenistan should arrange all radio facilities of the licensee.

7.                  The rendering of communication services with use of radio-electronic means is supposed only after the sanction of an Interdepartmental commission on radiofrequencies at the Cabinet Council of Turkmenistan for use of working frequencies.

8.                  Licensee gives the information on a technical condition and conditions rendering of communication services on demand of the Ministry of Communication.

9.                  Licensee should not interfere to Ministry of Communication to inspect licensee’s activity on conformity of the carried out activity, and also checking engineering data of communications network and, if necessary is obliged to provide access to its measuring equipment.

10.            The license cannot be transferred to other person.

11.            In case of transformation of the legal person having the license, changes of its name or its location, legal person or its assignee are obliged in a week term to hand an application in order to make alterations in the license with the appendix of the voucher.

12.            The Ministry of Communication reserves the right to itself to make changes and addition to “The conditions of realization the activity” of the present license in connection with change of the existing legislation of Turkmenistan.

13.            The licensed territory is Turkmenistan: Ashgabat and all velayats (regions).

Minister of Communication
of Turkmenistan	R.A. Hodjakurbanov